Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

WESTERN DISTRICT OF LOUISIANA

IN RE:	§	Chapter 11
§
HARVEST OIL & GAS, LLC, et al	§	CASE NO. 09-50397 and
	§	(Jointly Administered)
Debtors	§

ORDER CONFIRMING DEBTORS’ SECOND AMENDED PLAN OF

REORGANIZATION PURSUANT TO CHAPTER 11 OF THE UNITED STATES

BANKRUPTCY CODE (AS MODIFIED AS OF NOVEMBER 25, 2009)

This matter came before the Court on the confirmation of the Debtors’ Second Amended Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (As Modified as of November 25, 2009) [Doc. #855-1] (the “Plan”) filed by Harvest Oil & Gas, LLC (“Harvest Oil”), Saratoga Resources, Inc. (“Saratoga”), The Harvest Group LLC (“Harvest Group,” and together with Harvest Oil, the “Harvest Companies”) Lobo Operating, Inc. (“Lobo Operating”), and Lobo Resources, Inc. (“Lobo Resources” and together with Lobo Operating, the “Lobo Companies”), each a debtor and debtor-in-possession (Harvest Oil, Saratoga, Harvest Group, Lobo Operating, and Lobo Resources, individually referred to herein as a “Debtor” and collectively referred to herein as the “Debtors”).

The Court having considered (a) the Plan, (b) all other documents and notices related to the Plan that are part of the record of these cases, (c) the record of the entire above-captioned cases, (d) Amended Certification of Kristen M. Reyna with Respect to the Tabulation of Ballots on the Debtors’ Second Amended Plan of Reorganization Pursuant to the United States Bankruptcy Code [Doc. #824] (“Ballot Tabulation”), (e) the objections filed with respect to the confirmation of the Plan, and (f) the evidence presented and the argument of counsel at the Confirmation Hearing1; and the Court having determined, for oral reasons assigned in open court, that just cause has been established for the relief requested by the Debtors and that all requirements for the confirmation of the Plan have been satisfied, IT IS HEREBY ORDERED THAT:

1.        Confirmation of the Plan.   The Plan, attached hereto as Exhibit A, is hereby confirmed.

2.        Injunction.   As and to the extent not inconsistent with sections 524 and 1141 of the Bankruptcy Code, and except as otherwise expressly provided in the Plan (including in Section 4.2 and Section 4.3) or this Order, all Entities who have held, hold, or may hold Claims against, or Equity Interests in, the Debtors, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest; (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or the Reorganized Debtors on account of any such Claim or Equity Interest; (c) creating, perfecting or enforcing any Lien against the Debtors or Reorganized Debtors, or against any of their Assets, on account of any such Claim or Equity Interest; and (d) asserting any right of setoff, subrogation or recoupment of any kind (except under section 362(b)(26) of the Bankruptcy Code as provided in section 553 of the Bankruptcy Code) against any obligation due from the Debtors or Reorganized Debtors or against the Assets of the Debtors or Reorganized Debtors on account of any such Claim or Interest.

3.        Discharge of Debtors and Claims.   Except as otherwise provided in the Plan (including in Section 4.2, Section 4.3, Section 7.3(b), Section 7.3(c), and Section 7.4), the rights afforded herein and the treatment of all Claims herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of every nature, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or the Reorganized Debtors, or any of their Assets.  As and to the extent not inconsistent with sections 524 and 1141 of the Bankruptcy Code, and except as otherwise provided in the Plan (including in Section 4.2, Section 4.3, Section 7.3(b), Section 7.3(c), and Section 7.4), subject to the occurrence of and as of the Effective Date (i) all such Claims against, and all Equity Interests in, the Debtors shall be satisfied, discharged, and released in full and (ii) all Entities shall be precluded from asserting against the Debtors or the Reorganized Debtors to the extent the Claims are satisfied in full, their Assets, or any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature, whether known or unknown, that occurred prior to the Effective Date, whether or not (a) a proof of claim or interest based upon such Claim or Equity Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) such Claim or Equity Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such Claim or Equity Interest has accepted the Plan; provided that the discharge shall not apply to Reorganized Debtors’ obligations under the Plan or any Plan Document or the Debtors’ contingent liability (if any) for plugging, abandonment, and/or reclaiming wells, facilities, and pipelines, whether such liabilities are direct or arise through contractual indemnity obligations; provided, further, that the discharge shall not apply to the Equity Interests in the Harvest Companies or the Lobo Companies. Except as provided herein or in the Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor.  Nothing in the Plan, this Order or the application of sections 524 and 1141 of the Bankruptcy Code shall impair or alter in any manner whatsoever the obligations of any of the Debtors (i) to plug and abandon any of the wells owned or previously owned or (ii) to remediate the surface lands affected by the mineral interests owned or previously owned by the Debtors; this non-impairment includes the rights of any party under any applicable law, operating agreement or other contractual relationship with the Debtors including but

1 All provisions of the Plan, including all definitions therein, are adopted as part of this Confirmation Order as if set forth in this Order in extenso.  The failure specifically to include or reference any particular provisions of the Plan in this Confirmation Order shall not diminish or impair the efficacy of such provisions.

not limited to (i) any right to assert any claim against the Debtors within the time periods established under non-bankruptcy law or contractual provisions, (ii) any right to set off and/or recoup claims in the future under applicable non-bankruptcy law, (iii) assert and perfect security interests or liens under applicable non-bankruptcy law or contractual provisions or (iv) serve to release, discharge or enjoin the enforcement of any of the Debtors’ obligations for the plugging, abandonment and remediation related to all mineral interests owned or previously owned by any of the Debtors.

4.        Exculpations.   As and to the extent not inconsistent with section 524(e) of the Bankruptcy Code and with 26 U.S.C. § 6672, each of the officers, directors, managers, members, and professionals of the Debtors, Macquarie, the Wayzata Parties, the Unsecured Creditors’ Committee, and the Equity Holders’ Committee shall have no liability to any holder of a Claim or Equity Interest or other Entity (including the foregoing Entities) for any act, event, or omission in connection with, relating to, or arising out of the Bankruptcy Cases, the negotiation of the Plan, the Consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for any liability based on willful misconduct or gross negligence.  In all such instances, the above-referenced parties shall be and have been entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities in connection with the Bankruptcy Cases and under the Plan.  Such exculpation shall not extend to any post-Petition Date act of any Entity other than in connection with that Entity’s official capacity in the Bankruptcy Cases.

5.        Authorization to Consummate Plan.   Bankruptcy Rules 3020(e) and 6006(d) shall not be applicable to this Confirmation Order, and the Debtors are authorized to consummate the Plan immediately upon the satisfaction or waiver, as applicable and in accordance with the provisions of the Plan, of the conditions precedent set forth in section 11.1 of the Plan.

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This order was prepared and submitted by:

Robin B. Cheatham (#4004)

John M. Duck (#5104)

John A. Lee, (TX Bar #12125400)

Lisa M. Hedrick (#26421)

David K. Bowsher, (AL Bar #ASB 1703-D56B)

JoAnn J. Courcelle, (#26941)

ADAMS AND REESE LLP

4500 One Shell Square

New Orleans, LA  70139

Telephone:  (504) 581-3234

Facsimile:    (504) 566-0210

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